Exhibit 10.22

RXSIGHT, INC.

CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”) is made by and between RxSight, Inc. (the “Company”), and Yelroc Consulting, Inc. (the “Consultant”), in the state of California, effective January 1st, 2019.

1.    Services. The Consultant shall provide to the Company the services set forth in paragraph 1 of Exhibit A in accordance with the terms and conditions contained in this Agreement.

2.    Term. Unless terminated in accordance with the provisions of paragraph 8 hereof, the services provided by the Consultant to the Company shall be performed during the period set forth in paragraph 2 of Exhibit A. The Consultant shall coordinate his work efforts and report his progress regularly to the individual(s) set forth in paragraph 3 of Exhibit A.

3.    Payment for Service Rendered. For providing the consulting services as defined herein, the Company shall deliver to the Consultant the consideration described in paragraph 4 of Exhibit A. The Company shall reimburse the Consultant for all approved expenses including travel as described in paragraph 5 of Exhibit A.

4.    Consultant’s Warranties. The Consultant is not aware of anyone who has exclusive rights to his services in the specific areas described herein and the Consultant is in no way compromising any rights or trust relationships between any other party and the Consultant or creating a conflict of interest or any possibility thereof for the Consultant or for the Company. The Consultant will review each instruction from the Company and will advise of any potential conflict.

5.    Nature of Relationship. The Consultant is an independent contractor and will not act as an agent nor shall he be deemed an employee of the Company for the purposes of any employee benefit program, income tax withholding, FICA taxes, unemployment benefits or otherwise. The Consultant shall not enter into any agreement or incur any obligations on the Company’s behalf or commit the Company in any manner without the Company’s prior written consent.

6.    Inventions, Patents and Technology. The Consultant shall promptly and fully disclose to the Company any and all inventions, improvements, discoveries, developments, original works of authorship, trade secrets or other intellectual property conceived, developed or reduced to practice by the Consultant in connection with, or as a result of, the consulting services performed for the Company pursuant to this Agreement (the “Information”) and shall treat all such Information as the proprietary property of the Company. The Consultant agrees to assign, and does hereby assign, to the Company and its successors and assigns, without further consideration, the Consultant’s entire right, title and interest in and to the

RXSIGHT, INC.

CONSULTING AGREEMENT

Information whether or not patentable or copyrightable. The Consultant further agrees to execute all applications for patents or copyrights, domestic or foreign, assignments and other papers necessary to secure and enforce rights related to the Information. The parties acknowledge that all original works of authorship which are made by the Consultant within the scope of his consulting services and which are protectable by copyright are “works made for hire,” as the term is defined in the United States Copyright Act (17USC Section 101).

7.    Confidentiality. The Consultant agrees that he shall not use (except for the Company’s benefit) or divulge to any third party, during the term of this Agreement or thereafter, any of the Company’s trade secrets or other proprietary data or information of any kind whatsoever, including financial data or information with regard to the operation of the Company, which are acquired by the Consultant while operating under this Agreement. This obligation of confidentiality shall not apply to information:

a.	Described, in its totality, in a patent or other printed publication at the time it was communicated by the Company to the Consultant or by the Consultant to the Company, whichever is the case.

b.	In the Consultant’s possession, in its totality, free of any obligation of confidence at the time it was communicated to the Consultant.

c.

Became known to the public, in its totality, or was lawfully communicated to the Consultant, by a third party free of any obligation of confidence, subsequent to the time it was communicated by the Company to the Consultant or by the Consultant to the Company, whichever is the case.

The Consultant further agrees that upon completion or termination of this Agreement, he will turn over to the Company any notebook, data, information or other material acquired or prepared by the Consultant in carrying out the terms of this Agreement. However, the Consultant may keep one copy of such material for archival purposes.

8.    Termination. Either party may terminate this Agreement within its sole discretion by sending written notice of termination at least seven (7) days prior to the intended termination to the other party. Such termination shall be effective in the manner and upon the date specified in the notice and without prejudice to any claims which one party may have against the other. In the event of such termination, the Company shall be obligated to reimburse the Consultant for services actually performed by the Consultant up to the effective date of termination. Termination shall not relieve the Consultant of his continuing obligations under this Agreement, particularly the requirements of paragraphs 6 and 7 above.

RXSIGHT, INC.

CONSULTING AGREEMENT

9.    Miscellaneous.

(a)    No failure on the part of either party to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any right or remedy granted hereby or by any related document or by law.

(b)    This Agreement shall be deemed to be a contract made under the law of the State of California and for all purposes it, plus any related or supplemental documents and notices shall be construed in accordance with and governed by the laws of such State.

(c)    This Agreement may not be and shall not be deemed or construed to have been modified, amended, rescinded, canceled or waived in whole or in part, except by written instruments signed by the parties hereto.

(d)    This Agreement, including the exhibits attached hereto and made part hereof, constitutes and expresses the entire agreement and understanding between the parties, and replaces any and all previous agreements between the parties.

(e)    In the event there is any dispute with the Company relating to this Agreement, and the parties are unable to resolve same through direct discussion, regardless of the kind or type of dispute, Consultant and the Company agree to submit all such disputes exclusively to final and binding arbitration under the Federal Arbitration Act, in conformity with the procedures of the California Arbitration Act (Cal. Code Civ. Proc. sec. 1280 et seq. ).

The claims to be arbitrated under this Agreement include, but are not limited to claims for compensation, breach of contract (express or implied), violation of public policy, wrongful termination, wrongful demotion, tort claims, fraud, misrepresentation, unlawful discrimination, harassment, retaliation, and violation of any federal, state, or other government law, statute, regulation, or ordinance, including claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the California Fair Employment and Housing Act and the California Labor Code.

Any dispute, controversy or claim covered by or arising out of this Agreement shall be resolved through binding arbitration administered by the American Arbitration Association (“AAA”) in accordance with the AAA Employment Arbitration Rules and Mediation Procedures. These Rules are available at: http://www.adr.org/. There shall be one arbitrator as mutually agreed by the parties. If the parties are unable to agree on an arbitrator, the arbitrator shall be chosen in accordance with the AAA Rules. Each party shall have the right to conduct reasonable discovery, as determined by the

RXSIGHT, INC.

CONSULTING AGREEMENT

arbitrator. This agreement to arbitrate does not apply to disputes or claims related to workers’ compensation benefits, disputes or claims related to unemployment insurance benefits, unfair labor practice charges under the National Labor Relations Act, or disputes or claims that are expressly excluded from arbitration by statute or are expressly required to be arbitrated under a different procedure pursuant to an employee benefit plan. This agreement to arbitrate does not prevent Consultant from filing a charge or complaint with the California Department of Fair Employment and Housing, or the U.S. Equal Opportunity Commission, or any other similar government agency. It also does not prevent Consultant from participating in any investigation or proceeding conducted by an agency. However, if one of these agencies issues a right to sue notice, binding arbitration under this agreement will be your sole remedy.

To the extent permitted by law without impairing the enforceability of this arbitration agreement, Consultant and Company agree that each shall only submit their own, individual claims in arbitration and will not seek to represent the interests of any other person and that each will not assert class or representative claims against the other in arbitration. To the extent permitted by law without impairing the enforceability of this arbitration agreement, Consultant and Company further agree that class action and representative action procedures shall not be asserted or permitted in arbitration. Claims brought by Consultant or by Company may not be joined or consolidated in the arbitration with claims brought by or against any other employees, unless agreed to in writing by all parties. The arbitrator shall have all powers conferred by law and a judgment may be entered on the award by a court of law having jurisdiction. The arbitrator shall render a written arbitration award that contains the essential findings and conclusions on which the award is based.

Following the issuance of the arbitrator’s decision, either party may petition a court to confirm, enforce, correct or vacate the arbitrator’s opinion and award under the Federal Arbitration Act, or applicable state law. The parties shall share equally the costs of the arbitrator and the arbitration forum unless a different fee payment arrangement is required by applicable law to preserve the enforceability of this arbitration provision. The Company will pay the costs of the arbitrator and the arbitration forum if required by applicable law to preserve the enforceability of this arbitration provision.

Consultant understands that by signing this Agreement, Consultant is giving up his right to a trial in a court of law and the right to a trial by jury. Except as otherwise required by law, the parties shall each pay the fees of their own attorneys and the expenses of their own witnesses.

If one or more provisions of this Agreement are held to be unenforceable under applicable law,

RXSIGHT, INC.

CONSULTING AGREEMENT

Consultant agrees to renegotiate with the Company such provision in good faith. In the event that Consultant and the Company cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the agreement shall be enforceable in accordance with its terms.

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RXSIGHT, INC.

CONSULTING AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

COMPANY		CONSULTANT

/s/ Ron Kurtz		/s/ Andy Corley
Ron Kurtz		Yelroc Consulting – Andy Corley
Chief Executive Officer

1/11/2019		1/11/2019
(Date)		(Date)

EIN:		EIN/SSN:
Addr1:	100 Columbia	Addr1:
Addr2:	Aliso Viejo, CA 92656	Addr2:
Phone:	(949) 521-7955	Phone:
E-Mail:		E-mail:

RXSIGHT, INC.

CONSULTING AGREEMENT

EXHIBIT A

1.    Description of consulting services: Consultant will provide services in the following areas as requested:

•	Serve as Chairman of the Board.

•	Help lead the Company’s strategic discussions and negotiations.

•	Provide technical and commercial consulting expertise.

2.    Term of the Agreement. Consulting services will be performed from January 1st, 2019, through December 31st, 2020, or until canceled by either party in accordance with paragraph 8 of the Agreement.

3.    Reporting Relationship. Consultant reports to and is given direction by the Company’s CEO or his designated representative. The instructions to the Consultant shall be given orally or in writing and shall detail the work requested by the Company.

4.    Consideration for Services and Payment. Consultant will be compensated for his services hereunder at the rate of $10,000 per month.

5.    Expenses. Consultant shall be reimbursed for any expenses that he incurs as a result of performing these consulting services so long as they are reasonable and customary business expenses. Any expenses which are over $250.00 must be approved in advance by the Company’s Chief Executive Officer or his designated representative. Consultant will submit his expenses in a timely manner with receipts for reimbursement by the Company.

Amendment #1 to Consulting Agreement

THIS 1st AMENDMENT TO CONSULTING AGREEMENT (hereinafter referred to as “Amendment”) is made and entered into effective December 16, 2020 (the “Amendment Effective Date”), by and between RxSight, Inc., a California corporation (“RxSight”), and Yelroc Consulting, Inc. (“Consultant”, and together with RxSight, the “Parties”).

WHEREAS, the Parties entered into that certain Consulting Agreement dated effective as of January 1, 2019 (the “Agreement”), and

WHEREAS, the Parties desire to amend the Agreement in the manner reflected herein, and

WHEREAS, the Parties to the Agreement have approved the Amendment of the Agreement in the manner reflected herein,

NOW THEREFORE, in consideration of the premises and mutual covenants and conditions herein, the Parties, intending to be legally bound, hereby agree as follows:

1)	Section 2 of EXHIBIT A of the Agreement is hereby amended and restated in its entirety as follows:

2. Term of the Agreement. Consulting services will be performed from January 1st 2019, through December 31st, 2021, or until canceled by either party in accordance with paragraph 8 of the Agreement.

2)

This Amendment may be executed in one or more facsimile, electronic, or original counterparts, each of which shall be deemed an original and both of which together shall constitute the same instrument.

3)

All terms and provisions of the Agreement not amended hereby, either expressly or by necessary implication, shall remain in full force and effect. From and after the date of this Amendment, all references to the term “Agreement” in this Amendment or the original Agreement shall include the terms contained in this Amendment.

IN WITNESS WHEREOF, the Parties hereto have executed this Amendment to the Agreement effective as of the Amendment Effective Date.

RxSight, Inc.		Yelroc Consulting, Inc.

By:	/s/ Shelley Thunen	By:	/s/ Andy Corley
Name:	Shelley Thunen	Name:	Andy corley
Title:	CFO	Title:	Chairman
Date:	12/21/20	Date:	12/18/2020